                         SUB-ADVISORY SERVICES AGREEMENT


         AGREEMENT, made by and between DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the "Investment Manager"), and VOYAGEUR ASSET MANAGEMENT, INC. ("Sub-Adviser").

                                   WITNESSETH:

         WHEREAS, VOYAGEUR MUTUAL FUNDS III, a Delaware Business Trust (the "Trust"), has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the DELAWARE CORE EQUITY FUND (formerly DELAWARE GROWTH STOCK
FUND) of the Trust (the "Fund") engages in the business of investing and reinvesting its assets in securities; and

         WHEREAS, the Investment Manager and the Trust on behalf of the Fund have entered into an agreement ("Investment Management Agreement") whereby the Investment Manager will provide investment advisory services to the Trust with respect to Fund; and

         WHEREAS, the Investment Management Agreement permits the Investment Manager to hire one or more sub-advisers to assist the Investment Manager in providing investment advisory services to the Trust with respect to the Fund; and

         WHEREAS, the Investment Manager and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended, and engage in the business of providing investment management services.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

         1. The Investment Manager hereby employs the Sub-Adviser, subject always to the Investment Manager's control and supervision, to manage the investment and reinvestment of that portion of the Fund's assets as the Investment Manager shall designate from time to time and to furnish the Investment Manager with investment recommendations, asset allocation advice, research, economic analysis and other investment services with respect to securities in which the Fund may invest, subject to the direction of the Board and officers of the Trust for the period and on the terms hereinafter set forth. The Sub-Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent of the Trust. The Sub-Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund with respect to that portion of the Fund's assets designated by the Investment Manager, shall effect the purchase and sale of such investments in furtherance of the Fund's objectives and policies and shall furnish the Board of Trustees of the Trust with such information and reports regarding its activities as the Investment Manager deems appropriate or as the Trustees of the Trust may reasonably request in the performance of its duties and obligations under this Agreement. The Sub-Adviser shall act in conformity with the Declaration of Trust, By-Laws and Prospectus of the Trust and with the instructions and directions of the Investment Manager and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations consistent with the provisions of Section 15(c) of the 1940 Act.

         2. Under the terms of the Investment Management Agreement, the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of shares, including issuance and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders' meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes; and federal and state registration fees. Without limiting the foregoing, except as the Investment Manager and the Sub-Adviser may agree in writing from time to time, the Sub-Adviser shall have no responsibility for record maintenance and preservation obligations under
Section 31 of the 1940 Act.

             Directors, officers and employees of the Sub-Adviser may be directors, officers and employees of other funds which have employed the Sub-Adviser as sub-adviser or investment manager. Directors, officers and employees of the Sub-Adviser who are Trustees, officers and/or employees of the Trust, shall not receive any compensation from the Trust for acting in such dual capacity. In the conduct of the respective business of the parties hereto and in the performance of this Agreement, the Trust, the Investment Manager and the Sub-Adviser may share facilities common to each, which may include legal and accounting personnel, with appropriate proration of expenses between and among them.

         3. (a) Subject to the primary objective of obtaining the best execution, the Sub-Adviser may place orders for the purchase and sale of portfolio securities and other instruments with such broker/dealers who provide statistical, factual and financial information and services to the Trust, to the Investment Manager, to the Sub-Adviser or to any other fund for which the Investment Manager or Sub-Adviser provides investment advisory services and/or with broker/dealers who sell shares of the Trust or who sell shares of any other fund for which the Investment Manager or Sub-Adviser provides investment advisory services. Broker/dealers who sell shares of the funds for which the Investment Manager or Sub-Adviser provides advisory services shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the rules of the Securities and Exchange Commission and NASD Regulation, Inc.

             (b) Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Trust, the Sub-Adviser may cause the Trust to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Trust and to other funds and other advisory accounts for which the Investment Manager or the Sub-Adviser exercises investment discretion.

         4. Investment Manager agrees to reimburse the Sub-Adviser for its reasonable expenses associated with providing the sub-advisory services contemplated by this Agreement.

         5. The services to be rendered by the Sub-Adviser to the Trust for the benefit of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby; provided, however, except for advisory arrangements implemented prior to the date of this

Agreement, during the term of this Agreement, the Sub-Adviser will not, without the written consent of the Investment Manager, which consent will not be unreasonably withheld, render investment company advisory services to an investment company (or portfolio thereof) which the Investment Manager reasonably determines would be in competition with and which has investment policies similar to those of the Fund.

         6. Subject to the limitation set forth in Paragraph 5, the Sub-Adviser, its directors, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual.

             The Investment Manager agrees that it shall not use the Sub-Adviser's name or otherwise refer to the Sub-Adviser in any materials distributed to third parties, including the Fund's shareholders, without the prior written consent of the Sub-Adviser.

         7. In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of its duties as Sub-Adviser to the Company, the Sub-Adviser shall not be subject to liability to the Trust or to the Fund, to the Investment Manager or to any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.

         8. This Agreement shall be executed and become effective as of the date written below. This Agreement may be terminated by the Investment Manager at any time, without the payment of a penalty, on ten days' written notice to the Sub-Adviser, of the Investment Manager's intention to do so. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty on sixty days' written notice to the Investment Manager of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination. This Agreement shall automatically terminate in the event of its assignment. This Agreement shall automatically terminate upon the execution and effectiveness of any other sub-advisory agreement between the Investment Manager and the Sub-Adviser with respect to the Fund. This Agreement shall automatically terminate upon the termination of the Investment Management Agreement.

         9. This Agreement shall extend to and bind the successors of the parties hereto.

         10. For the purposes of this Agreement, the term "assignment" shall have the meaning defined in the Investment Company Act of 1940.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the 19th day of April, 2001.

VOYAGEUR ASSET MANAGEMENT, INC.   DELAWARE MANAGEMENT COMPANY,
                                  a series of Delaware Management Business Trust


By:____________________________   By:___________________________________________
Name:                                Name: David K. Downes
Title:                               Title: President



Agreed to and accepted as of the day and year first above written:

                                  VOYAGEUR MUTUAL FUNDS III
                                  on behalf of the DELAWARE CORE EQUITY FUND
                                  (formerly DELAWARE GROWTH STOCK FUND)


                                  By:___________________________________________
                                      David K. Downes
                                      President and Chief Executive Officer